Exhibit 10.1

Amendment to Personal Employment Contract

This Amendment to Personal Employment Contract (the “Amendment”) is made and entered into as of September 30, 2019 (the “Effective Date”), by and between On Track Innovation Ltd. (the “Company”), and Mr. Assaf Cohen (the “Employee”, and together with the Company: the “Parties”).

WHEREAS,	the Employee is employed by the Company in accordance with the terms and conditions set under that certain employment agreement dated February 27, 2018 (the “Employment Agreement”) and together with this Amendment the “Agreement”); and,

WHEREAS,	the Parties desire to amend certain provisions of the Employment Agreement, as further specified herein;

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the Parties agree as follows:

1.	Amendment.

1.1.	Position. Commencing on August 1, 2019, the position of Employee shall be Interim CEO (the “Additional Duty”), while also continuing to serve as Company’s CFO. The Employee shall serve in the Additional Duty capacity until a permanent CEO is appointed.

1.2.	Consideration. Commencing on the salary payable for August 2019 (due in September 2019), the gross monthly salary payable to the Employee for his services as the Company’s CFO shall be increased to NIS 45,000 (the “Revised Salary”).

1.3.	Bonus. Subject to receipt of all requisite corporate approvals, which may include the approval of the general meeting of the shareholders of the Company, in consideration for Employee’s consent to perform the Additional Duty, Employee shall be entitled to a one-time bonus in a gross amount of NIS 100,000 which shall not be taken into account for the calculation of any social and/or any other fringe benefits.

1.4.	Prior Notice. As of August 1, 2019, the prior notice period in connection with the Employee’s services as the Company’s CFO shall be mutually set at 6 months.

1.5.	Stock Options. Effective August 13, 2019, with respect to Employee’s services as the Company’s CFO, Employee shall be granted with options to purchase up to 100,000 Ordinary Shares of the Company (the “Options”). The Options shall vest for a period of three (3) years, commencing on August 13, 2019, where 1/3 of the Options shall vest at the end of each year following the said vesting commencement date. The grant of Options and their terms shall be further subject to the Company’s Amended and Restated 2001 Stock Option Plan and Employee shall execute all requisite instruments required by the Company in this respect. The exercise price shall be $0.38.

1.6.	Cellular Phone. Company shall gross up the value of the benefit or any other cost related to the cellular phone of Employee in the amount of the tax applicable to Employee in respect of the said benefit.

2.	General.

2.1.	All other terms of the Employment Agreement, to the extent not contradicting the provisions of this Amendment, shall continue to apply.

2.2.	Any Capitalized Term not defined herein, shall have the meaning ascribed to it under the Employment Agreement.

IN WITNESS WHEREOF the Parties have signed this Amendment as of the date first set forth above.

/s/ James Scott Medford		/s/ Assaf Cohen
On Track Innovation Ltd.		Assaf Cohen
By:	James Scott Medford
Title:	Chairman of the Board of Directors